EXHIBIT 10.27


                  NARRATIVE SUMMARY OFAMERICAN CONSUMERS, INC.
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                       DIRECTOR COMPENSATION ARRANGEMENTS
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The following is a description of the current director compensation arrangements for American Consumers, Inc. (the "Company"). The Board of Directors of the Company, acting upon the recommendation of the Board's Compensation Committee, has elected to leave these arrangements unchanged for the Company's fiscal year ending in May 2008 as compared to the Company's fiscal 2007 and prior years.

During fiscal 2008, all Company directors (including both employee and non-employee directors) will receive cash payments of $300.00 per month for service as directors, plus reimbursement for reasonable expenses incurred in attending meetings of the Board of Directors and any Board committee on which a director serves. Directors who are members of the Audit Committee and the Compensation Committee of the Board of Directors do not receive any additional compensation for such committee service.